Exhibit 10.06

Schedule I

Xcel Energy Senior Executive Severance and
Change-in-Control Policy

SCHEDULE I - PARTICIPANTS

Name	Tier	Severance Multiple	Change-in-Control Multiple
Connelly, Michael	1	1	3
Fowke III, Benjamin	1	1	3
Hart, Cathy	1	1	3
Kelly, Richard	1	1	3
Madden, Teresa	2	1	2
McDaniel Jr., Marvin	1	1	3
Sparby, David	1	1	3
Tyson II, George	2	1	2
Wilks, David	1	1	3